EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We hereby consent to the inclusion in the Information Statement/Prospectus included in this Amendment No. 2 to the Registration Statement on Form S-4 (File No. 333-141217) being filed by JAG Media Holdings, Inc. (the “Company”) of our report dated February 22, 2007, which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern, on the consolidated financial statements of the Company and its subsidiaries as of July 31, 2006 and for the fiscal years ended July 31, 2006 and 2005. We also consent to the related reference to our firm under the caption “Experts” in the Information Statement/Prospectus included in this Registration Statement.
/s/ J.H. Cohn LLP
Roseland, New Jersey
September 10, 2007